Transcript of

True Drinks Holdings, Inc.

2014 Second Quarter Financial Results

August 13, 2014

Participants

Dan Kerker – Chief Financial Officer

Lance Leonard – Chief Executive Officer

Presentation

Operator

Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the True Drinks 2014 Second Quarter Financial Results conference call.  During today’s presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.

I’d like to remind listeners that during the call, management’s prepared remarks may contain forward-looking statements which are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions today.  Therefore, the company claims protection under safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from results discussed today, and therefore we refer you to a more detailed discussion of these risks and uncertainties in the company’s filings with the SEC.  Any projections as to the company’s future performance represented by management include estimates today, as of August 13th, 2014, and the company assumes no obligation to update these projections in the future as market conditions change.

This webcast and certain financial information provided during the call is available at www.truedrinks.com on the Investor Relations page.  With us today are Lance Leonard, Chief Executive Officer, Dan Kerker, Chief Financial Officer, and Kevin Sherman, Chief Marketing Officer.  At this time, I would like to turn the call over to Dan Kerker, CFO.  Dan, please go ahead.

Dan Kerker – Chief Financial Officer

Thank you, and thanks to everyone who’s joined our call today.  I’d first like to thank everyone for joining us to discuss our second quarter results.  Now, let’s take a look at them.

Our sales for the second quarter were $1.16 million, compared to $651,000 for the first quarter, an increase of 78%.  We had a slight decline from the second quarter of 2013, as we had launched the brand and had several large retail load-ins during the second quarter of 2013.  Our increase from the first quarter was due to the introduction of our new six-packs of AquaBall Naturally Flavored Water into retailers such as Rite Aid and Toys-r-us.  Also in the second quarter, we conducted a test at Sam’s Club, where we sent in 199 pallets to 150 stores.  The test was successful, and we shipped our second order into Sam’s Club in August with 550 pallets.

Our gross margin for the quarter was $195,000, or a gross margin of 17%, consistent with our margin in 2013.  These margins will improve as our club business becomes more efficient and we are able to more effectively take advantage of scale.

Our general and administrative expenses for the quarter were $1.1 million compared to $1 million in the first quarter, while our selling expenses were $1 million compared to $570,000 in the first quarter.  The increase in expenses is due to marketing activities and increased variable cost due to our increase in sales.

Our operating loss of $1.9 million compares to an operating loss of $1.4 million in the first quarter.  We look for further increases in sales in the coming quarter as we continue to develop the club channel, enter into the mass channel with Walmart, and as our international businesses in Canada and China commence.

At this time, I would like to turn the call over to Lance Leonard, our CEO.  Lance, please go ahead.

Lance Leonard – Chief Executive Officer

Thanks, Dan.  I want to thank everyone who joined the call and who continue to support True Drinks.

The second quarter of 2014 continues to be a transitional time period for True Drinks and our brand, AquaBall Naturally Flavored Water.  As I discussed in the last quarter’s shareholder call, we’ve shifted our number one priority from being about distribution to really focusing on increasing consumption and sell-through.  In addition to developing long term consumer conversion tactics, we’re also successful in really beginning our brand communication marketing plan that will allow for our consumers to be informed and educated about AquaBall.

In our mission of bringing healthy hydration to families and to children, I want to share with you some key second quarter milestones and then provide some insight into the balance of the year objectives for True Drinks, specifically for AquaBall Naturally Flavored Water.  Let me share with you three key developments that happened in the second quarter.

Often, we have people ask us about sell-through and how the product is really moving from being an impulse purchase to what we call a routine purchase.  If you take a look at our syndicated Nielsen data for June 28th, 2014, in the grocery channel, our year-to-date dollar sales, per point of distribution, has increased by 22%.  We believe that’s evidence that we’ve attracted consumers to the brand and are filling an enormous need for healthy beverages for kids.  They’re coming back and they’re purchasing larger pack sizes; they’re now looking at our six-packs as well as our club box.

I think that one of the things we’re going to continue to focus in on and spend the majority of our resources against is increasing the sell-through and the availability of our product.  We’re doing that through merchandising, through account specific marketing, and to continue to monitor where we see year-on-year comp sales increasing and applying those same strategies and tactics to other accounts.

Another area in the second quarter that we’ve been able to develop is our distributor partnerships.  We’ve increased our distributor partnerships in the East Coast; it’s a market that is extremely competitive, and because of the nature and the makeup of all of the fragmented accounts in that geography, it’s very important to have distributor partnerships in those markets that will build your brand.  We’re fortunate that we’ve been able to attract some very good partners that will allow us access to over 32,000 retail outlets from Maine down to the Mid-Atlantic.

Yesterday, we were fortunate to be able to announce a partnership with Drink King, and that’s going to allows us coverage in the five boroughs of New York as well as New Jersey and other markets throughout upstate New York.  These partnerships are incredibly important for our business.  They not only serve as the chain business that we’ve developed, but as important, they service up and down the street customers who sell millions of bottles of beverages a year.

In the second quarter, we’ve included Saratoga Eagle, AP Atlantic, Canada Dry Scranton, and several others, really to fill in that East Coast market for us.  And, as you all can imagine, in the industry, within the beverage category, there are two markets you have to own, especially when you’re talking about health and a functional drink, that’s Southern California and that’s New York Metro.  This is really going to give us that second geography that will allow our brand to be available in both the two key markets.  So we’re very excited about really being able to fill that market in with strong distributor partnerships.

The third key development – and Dan touched upon this – was really in regards to the club channel.  On our last shareholder call, we announced the new business within the club channel, and specifically with Sam’s Club.  Our June test went very, very well.  The product sold through quickly.  In some clubs, we actually sold out in a matter of 48 hours, and we’re able to track that by days, so we get to watch the locations and how well they’re selling.  It was an indication that we have a good offer, we have a product that resonates with club shoppers, and that we’ll be able to provide value to the business members and to the club members throughout Sam’s Club.  We also found that close to 48% of the sales when to business members, so it allows our product access to mom and pop shops, to cafés, daycares, and other retail outlets we would normally not have access to.

So why is club so important?  I’m sure you’re all aware of just the sheer amount of volume, but how does that relate to True Drinks and to the revenue potential that we have within the club channel?  It’s critical for our success because there are 1,400 club outlets across the country, and it has the potential of being able to do $1 million a week in revenue for AquaBall.  That’s including Sam’s Club, Costco, and BJ’s.  It not only helps us in our goal to increase consumption through better availability and larger pack sizes, but just the sheer amount of volume that goes through those outlets will be very, very critical for us in our success to develop the brand.

We’re excited about where we’re at today.  I’ll share with you on the next call how the third quarter sell-through is going, and where we’re going as far as the development of further opportunities with the different customers within that channel.  Again, quarter two, an exciting time, a lot of activity going on with the brand, and it’s been a busy summer for us.

As we look at the balance of the year, what, really, are we going to stay focused on?  We realize the potential of the category, and it seems clear that kids and parents love our product.  It appears that their retailers and our distributor partners are supportive and they see the opportunity, as well.  So, the big picture; the question of can we efficiently and effectively accelerate the demand to continue the increased sales month-on-month?

We see the $1.2 billion category growing.  It’s driven, right now, by better for you brands like AquaBall, which is up over 250% year-to-date.  Our formula solves a problem that consumers are very focused on.  We have exclusive partnerships with Disney and Marvel to create excitement at the point of sale and make it very collectable for our consumers.  With all the assets and all the resources we have, we believe we can capitalize on this rare position to drive revenue, both here, domestically, as well as internationally.

Our focus is going to be to control internal costs.  Execution is still the name of the game for us at True.  We need to make sure that we’re maintaining the need for increased capacity to meet the growing demand for the brand.  And we’re working on fast tracking some of our production support to keep up with capacity demand and more efficiently service our customers.  We’re looking at geographies that will help us get closer to the consumer, that help us reduce some of our variable distribution costs and costs to serve our customers.

To date, we’re exceeding our internal plan, and we look forward to sharing our success with the development of AquaBall throughout the balance of 2014.  We really believe that we’ve been able to increase the number of people that are consuming our product.  I, personally, am very pleased with the initial sell-through into the growing channel of national retailers.  I’m exceptionally excited about the near-term opportunity with club channel.  We now are authorized in over 29,000 retail outlets across the US.  We have access to China and Canada for future growth.  As we successfully penetrate this growing base, I believe our opportunity can be significant in what is already a very large and growing market need.

At this time, I’d like to turn it back over to David for questions and answers.  I’ll finish up with a closing remark after the Q&A.

Operator

Our first question is from Joe Culling [ph], investor.

<Q>:  Dan mentioned entering into the mass channel.  What are your plans, there?

Lance Leonard – Chief Executive Officer

Dan mentioned the importance of Walmart.  Within the mass channel, it’s such an important channel for us because it only is really made up of a couple of retail partners.  We’re excited, actually, to talk about it today.  We’ve been able to partner with the world’s largest retailer; this month, we’re going to begin distribution in 280 stores around the US in Walmart.  We’ll be shipping in our six-packs.  We have two SKUs that’ll be going into the stores.  Our plan is to grow this business to include all 4,000 of their division one supercenters nationally.

This month is a big month for us.  Again, we’ve been able to send our second wave out to Sam’s Club, and now we’re really excited to announce our partnership with Walmart.  That’ll be a growing business.

We’ve had an opportunity to make an initial proposal and presentation to Target, and we’re waiting on the next steps with that customer, as well.  If you can imagine, those two retailers are so significant for the brand, and the ability for us to be able to get into Walmart really opens up a whole new opportunity for our product, the six-pack specifically, and being able to really get into the mass channel.

So it’s an exciting time, now.  Walmart is a great partner to be with, to have business both in their supercenters and in their club format is really a testament to the power of the brand.

Operator

Our next question is from Andrew D’Silva of Merriman Capital.

<Q>:  I’m going to be having to renter this queue a lot of times.  I guess the first question I have is were there any onetime charges, similar to the last quarter, with retooling in your cost of sales?  Then, also, with sales and marketing and G&A, were there any onetime charges in there, as well?

Dan Kerker – Chief Financial Officer

Our cost of sales didn’t have any large one time sales.  Going into the club channel and the initial order, there, there were a few charges and our volume isn’t where it will be, so you pay a little higher for the box and putting the product together than you normally would with a higher volume.  But there weren’t any large tooling charges or anything in that number.

In terms of the selling and general expenses, we did have a onetime accrual, which was related to the settlement of our outstanding lawsuit with Dominion Liquid Technologies.  That has been settled at this point, and we accrued just a little remainder of the settlement for about $150,000 in the second quarter.

<Q>:  Will similar packaging be used with other retailers, like Costco, for example for club, so that those costs are distributed more evenly or is it going to be a different package for every club retailer?

Lance Leonard – Chief Executive Officer

We will be using the same SKU across the club channel.  Again, we’re able to build in value versus grocery and mass and drug with this pack.  We have a lot of experience within the club channel; we know what type of packaging they’re looking for.  We believe we’ve got a best in class box that we’re offering throughout that channel, and we’ll be able to lower some of the cost of goods when we’re able to buy in more efficient quantities.  Certainly the first two production cycles for our new package incur some additional costs just by being able to buy limited quantities, but in the long term, this will be something we’ll be able to build back our margins and still be able to provide value to all three of the club channel customers.

Operator

Our next question is from Jim Collins of Portfolio Guru.

<Q>:  Just a question on the evolution of the balance sheet.  If we look at it from the first quarter to the second quarter, cash burn was about $2.5 million, [indiscernible] capital deficit increased by about $1.4 million.  In light of that, I guess three questions: why did you pay off the term loan from Avidbank?  And then, as we sit here today, August 13th, how do you fund the business short term, day-to-day, given that we have $362,000 in the non-restricted cash at the end of June?  And then how do you fund the business’ growth into 2015 at the point where you get to monthly breakeven?

Dan Kerker – Chief Financial Officer

In terms of the Avid loan payoff, we had an asset coverage ratio on that Avid loan deal that was not beneficial for the company.  Therefore, we paid that off.  We have since replaced the portion of that note with unsecured promissory notes and an AR factoring line, each of which have far superior terms to what we had with Avid.

In terms of cash moving forward, let me say that, first, our goal is to reach breakeven as soon as possible, and to then start generating cash flow to support further growth.  In terms of a raise, we’re continually evaluating opportunities as they present themselves, and the results of these evaluations would dictate the need for further raise.  In terms of cash on hand, we have a large amount in our inventory and receivables at the end of the quarter, which turned into cash, and we’re supporting our ongoing operations with that.

<Q>:  Can you give us a number for the capacity on that accounts receivable factoring line of credit?

Dan Kerker – Chief Financial Officer

Yes, it’s up to $1.5 million and they’re funding 85% of accounts receivable.

Operator

Our next question is from Gregory McCloskey from Newport Coast Securities.

<Q>:  I was wondering if you could provide some color on your potential in China.

Lance Leonard – Chief Executive Officer

We’ve been able to develop the market quickly.  We have some relationships in the market from some previous experience that we have in Asia.  We have a master distributor partner, which is FAL, who’s going to be working in five key areas to start.  They’ll use sub-distributors in Guangdong, Shanghai, Xinxiang, Beijing, really to launch AquaBall for the balance of this year.  Minimum from sub-distributors are a container, so we’re looking at initial forecasts coming in around a container a week for the first 60 days.  We’ll go to two containers a week as we kind of move out through November and December.  Then we’re going to open it up to further distribution opportunities.

Over time, this opportunity could be enormous.  We have the potential of doubling our top-line revenue business, here, domestically with the Asian volume.  It’s based on their need for healthy drinks and quality products.  Our ability to be able to get the Disney license in China was significant.  The ability for us to be able to produce here and have our product get through regulatory in China and having that all completed is certainly an advantage.  We’ve done the work on the front end to make sure all of our IP and trademarks are protected.

So we’re well positioned as we head into this opportunity.  We want to do it measured.  We want to make sure that we have the capacity, that we have the right partners, that we have the right product profile for the market.  But we’re extremely excited about what China can bring us throughout this year and as we get into 2015.

Operator

Our next question is from John Reardon from Merriman Capital.

<Q>:  On the call, you mentioned that you’ve sent your second shipment to Sam’s Club, and that on the first shipment some of the stores sold out in a couple of days.  Are there geographical areas in the country where AquaBall resonates with consumers more so than in other parts of the country?  Is there any kind of geographical give and take or color you can give us?

Lance Leonard – Chief Executive Officer

That’s a good question.  We’ve done some analysis on, really, where we’re the strongest and where our brand is really developing quicker than other areas.  We’re fortunate because as an early adopter in the healthy kids’ drink market, we really weren’t sure as to is this going to be a brand that’s going to see early success on the coasts, which is typical of new brands that get launched in beverages.

We were fortunate, because of our partnership with Disney and Marvel, that we had national distribution from the very beginning.  So we were able to take a look and analyze the markets where we’re strong.  We’re very, very strong in Southern California.  Our ACV is above 90% of the available retail customers that we have the potential of being in, including Crystal Farms and the Hispanic consumers in Superior and Vallarta, Albertsons, Ralph’s, Food for Less – I mean, the list goes down.  In Southern California, we do a very, very good job.

Texas is very strong for us.  The southeast is very strong.  One of the consumers that we’ve really connected with early on is the Hispanic consumer.  One, because I think the brands that they’re looking at and are trending towards are healthier options for their family, with the increase in child obesity and juvenile diabetes being rampant.  And two, because they trust that anything that has the Disney characters on, they know it’s going to be quality, and it’s going to be a product that is worth giving to their families.  So we’ve seen in certain parts of Southern California and Northern California, certainly around the borders of Texas, in Florida, and in some of the heavy Hispanic areas in south Florida, our brand does extremely well.  We looked at Sam’s Club because we do get daily retail link sales information, and became very aware that we have some very strong pockets around the country.

We’re lucky because we actually get to test in a fairly new market for us this next month with club – we’re going to be up in the Great Plains and the Great Lakes area.  So that’s an interesting market, because if you look nationally where we have some opportunity, it certainly is up in the Midwest and out and throughout Chicago and Ohio.  So we’re excited about the results coming from there.

We’ll be doing a lot of communication.  There’s a lot of marketing activities that we’re launching and you may start seeing, as early as next week, digital banner ads and videos that will be coming out to support our healthy messages.  I think that will also allow us some direct access to consumers in these high AquaBall consumer areas.

Again, Southern California, Texas, and the southeast, very strong markets.  High Hispanic areas.  We’ve developed a very loyal consumer, and we have some areas that we’re going to continue to focus on throughout this year that will be very opportunistic for us.

Operator

Our next question is from Tom Grimstad of Drexel Hamilton.

<Q>:  Just a quick question on your announcement of signing up your new distributor in the northeast, Drink King.  I was wondering if you could shed some light or let us know when you might begin shipping up that way.

Lance Leonard – Chief Executive Officer

We’ve waited to find the right partner, Tom.  There were several options for us in New York.  It’s such a critical market.  It’s not a typical market; there are not a lot of national retailers, it’s a very fragmented market.  A lot of up and down the street mom and pop shops, a lot of carts, just a lot of locations and touch points.  Drink King was, for us, our number one option, and we were hoping they felt the same about us.  It was great when we presented it to them, they got it right away.  They absolutely saw the opportunity, they loved the brand, and the opportunity of what they’re going to be able to do for us in the New York Metro, New Jersey, and upstate New York markets.

They run 52 daily routes throughout those markets, so there are a lot of feet on the street.  They’re in over 10,000 retail outlets, so again, it’s going to give us a really broad area for us to be able to cover and get distribution of AquaBall.

The product ships now to Drink King.  We’re going to be doing a launch in ten days with their sales team.  You’ll be able to see it in retail – in the next two to three weeks, it’ll start rolling out on their trucks.  So it’s imminent, and we’re really excited about being able to have our brand in New York City.

Operator

Next we have a follow-up question from Andrew D’Silva of Merriman Capital.

<Q>:  Could you provide some unit metrics for how many units were sold in the quarter?  And then, also, out of that, what percentage was six-packs that were sold?  Last quarter you provided a quarter-over-quarter metric with Kroger’s and how in-store sales were going there.  If you have that again, I would be appreciative if you provided that, as well.

Lance Leonard – Chief Executive Officer

It’s interesting because we’re really using that as a best in class retail partner.  They’ve done such a great job to support the brand; they’ve put our product in multiple locations from being on the primary shelf to being on display-ready shippers and being in several different adjacent areas throughout their stores.  We’re really trying to take that model and copy it.

I can tell you that Kroger Corporate trading area, excluding [indiscernible], for the quarter we’re up 1,400% again.  It’s a large number based upon a small base, but if you take a look at 13 weeks versus the prior 13 weeks, or 26 weeks, you’re really seeing some significant growth in Kroger Corporate total trading areas.  The banners that are doing really, really well for us: Ralph’s, Food for Less.  We’re looking at the banners in Michigan, in the Delta Region, in Columbus and Cincinnati – all really executing well on the brand.

As far as looking at quarter-over-quarter six-packs, I don’t have that information broken out.  We can provide that in a follow-up call.  Dan is trying to pull that information up real quick, but we didn’t have that prepared.

<Q>:  No worries.  I can follow-up offline with that.  When you said the 1,400%, was that sequentially?

Lance Leonard – Chief Executive Officer

It was versus prior year, so same time period versus prior year.  If you want to look at sequentially, we can do that, as well.  Again, you’ll see sales continue to show the similar increases.

Dan Kerker – Chief Financial Officer

I got it.  Just so you know, 29% were 6-packs of what was sold in the second quarter of overall volume.  That number will increase as we ship to more consumers, add more retailers, from single to multipacks.

Operator

Ladies and gentlemen, there are no more questions at this time.  I would like to turn the floor back to Lance Leonard for closing remarks.

Lance Leonard – Chief Executive Officer

Again, I want to thank you all for your support and for joining the call today.  We continue to stay focused on two key milestones: getting to breakeven in 2014 and growing our market share within the category to 3% to 5% of the total kids’ beverage segment.  To date, we’re exceeding our internal plan.  We look forward to sharing our successes in the development of AquaBall throughout the balance of 2014.  We have a lot of work to do throughout the summer and the balance of the year, but we’re very excited about the opportunities that are in front of us in multiple different areas of our business.  Again, we thank you all for your support.

Operator

Thank you.  This concludes today’s conference.  Thank you for your participation.  You may disconnect your lines at this time.